UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): April 20, 2004

INNOVATIVE COMPANIES, INC.

(Exact name of registrant as specified in charter)

Florida	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 544-8866

ITEM 5.	OTHER EVENTS.

Innovative Companies, Inc., a Florida Corporation (the “Company”), announced the settlement of all disputes between the Company, Joseph Zappala and Go2Pharmacy, Inc., a Delaware corporation (“Go2”), in connection with the June 2000 Merger Agreement between the Company and Go2 (“Merger Agreement”) and the June 2000 Consulting Agreement between the Company and Mr. Zappala (“Consulting Agreement”).

On April 20, 2004, the Company and Mr. Zappala entered into an agreement (“Settlement Agreement”) pursuant to which each party expressly disclaimed any liability and each party released the other (and all related parties) from all claims, and liabilities arising from the Merger Agreement, the Consulting Agreement and/or the subject matter of the Company’s lawsuit against Mr. Zappala and Go2 (“Lawsuit”), and the parties agreed to dismiss the Lawsuit with prejudice. As provided by the Settlement Agreement: (i) Mr. Zappala transferred ownership of 500,000 shares of the Company’s common stock to the Company; (ii) the Consulting Agreement was terminated without further liability to either party; and (iii) Mr. Zappala agreed, that during his tenure as a Director of the Company, he would not sell his remaining shares of Company common stock, unless another Director of the Company sells shares of Company common stock.

Mr. Zappala was renominated for election to the Board of Directors of the Company. The election of the board of directors will be held at the Annual Shareholders Meeting to be held later this year.

The Company issued a press release on April 22, 2004 announcing the transaction described above which is also attached hereto as Exhibit 99.1.

ITEM 5.	Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

Exhibit Number	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE COMPANIES, INC.

Date: April 26, 2004	/s/ Mihir K. Taneja

Mihir K. Taneja, Chief Executive Officer

/s/ Carol Dore-Falcone
Carol Dore-Falcone, Vice President and Chief Financial Officer

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